EXHIBIT 99.1

Spark Networks Reports Fourth Quarter and Full Year 2021 Financial Results and Guides to a Return to Total Revenue Growth in 2022

•New Debt Facility Sets the Stage to Invest for Growth

BERLIN, March 14, 2022 -- Spark Networks SE (NASDAQ: LOV), a leading social dating platform for meaningful relationships, today reported financial results for its 2021 fourth quarter and full year ended December 31, 2021.

“Currently, our family of brands serve roughly four million page views per day of singles searching for serious relationships and millions of paid subscribers per year, making Spark the fourth largest online subscription-based dating company across North America and Europe,” said Eric Eichmann, CEO of Spark Networks. “With this scaled platform, we have a large growth opportunity ahead of us and with our new credit facility in place, we now have the financial flexibility to begin to execute on a strong and well-developed roadmap of strategies and investments that we believe will drive growth in 2022 and beyond. With the right talent in place, the right product strategy, scalable technology and financial flexibility we are now well positioned to return to growing our revenue.”

Fourth Quarter 2021 Financial Results

•Revenue was $52.0 million, compared to $58.1 million in the fourth quarter of 2020.
•Net Loss was $9.9 million, compared to $45.1 million in the fourth quarter of 2020.
•Adjusted EBITDA(1) was $14.3 million, compared to $13.1 million in the fourth quarter of 2020.
•Total cash and cash equivalents were $16.1 million as of December 31, 2021.
•Total debt was $82.1 million, compared to $99.1 million at December 31, 2020, representing a $17.0 million decline in total debt.
•Net debt was $66.0 million as of December 31, 2021.

Full Year 2021 Financial Results

•Revenue was $216.9 million, compared to $233.0 million in 2020.
•Net Loss was $68.2 million, compared to $46.6 million in 2020.
•Adjusted EBITDA(1) was $33.0 million, compared to $38.9 million in 2020.

Business Highlights and Financial Outlook

•Spark properties generated over 4 million daily page views and a total free and paid user base of nearly 40 million people in 2021.
•Spark averaged 875,000 paid subscribers during 2021.
•Four of Spark’s top five brands, representing close to half of total revenue, collectively grew revenue 5% and subscribers 3% year over year in 2021.
•Zoosk turnaround progressing as organic traffic increased 74% year over year in the quarter.
•Spark successfully refinanced its debt facility following the close of the year, to better fund its growth initiatives in 2022 and beyond.
•Spark intends to invest $110 million in customer acquisition in 2022.

•For full year 2022, Spark expects to return to total revenue growth year over year, while still delivering solid Adjusted EBITDA margins for the year.

Financial Outlook

“During 2021, we paid down $17.0 million in debt and continue to review expenses company-wide with an aim at being more efficient in 2022,” said David Clark, Chief Financial Officer of Spark Networks. “Following the close of the year, we successfully refinanced our existing debt facility to better fund our growth initiatives in 2022. Under the new $100 million debt facility with MGG Investment Group, we have extended our maturity dates and improved our covenant flexibility, which will allow us to invest appropriately in growing our business in 2022 and beyond. For full year 2022, we expect to return to total revenue growth year over year, while still delivering solid Adjusted EBITDA margins for the year.”

Investor Conference Call

Spark Networks management will host a conference call and live webcast for analysts and investors today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the company’s financial results.

To access the live call, dial 888-349-0106 (US) or +1 412-902-0131 (International) and ask to join the Spark Networks’ call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. To access the call replay dial 1-877-344-7529 (US) or +1 412-317-0088 (International) and enter the replay passcode: 4725720.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding Spark Networks’ making of necessary product improvements to return Zoosk to revenue growth in 2022; the positive traction Spark Networks is seeing from improvements and new features; Spark Networks’ continuation of work in 2022 on improving all of its properties’ features and functionality, as well as implementing several revenue optimization efforts across its marketing and product organizations; Spark Networks’ confidence that these improvements will result in Zoosk’s subscriber and revenue growth in 2022, as well as a return to year over year growth in Spark Networks’ revenues; Spark Networks’ financial outlook including with respect to full-year 2022 revenue and full-year 2022 Adjusted EBITDA; Spark Networks’ growth opportunity; the scalability of Spark Networks’ platform and its flexibility to execute its roadmap of strategies and investments; Spark Networks’ aim at being more efficient in 2022; Spark Networks’ ability to invest appropriately in growing its business in 2022 and beyond; Spark Network’s intended investment in customer acquisition in 2022; and Spark Networks’ expectation that for full year 2022 it expects to return to total revenue growth year over year, while still delivering solid Adjusted EBITDA margins for the year.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to identify potential acquisitions; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks’ business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:

MKR Investor Relations, Inc.
Todd Kehrli or Joo-Hun Kim
lov@mkr-group.com

1 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure, is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding net interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating the performance of the Company, including, but not limited to the following:

•Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA does not reflect the cash tax payments during the measurement period;
•Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure;

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA for the three months and year ended December 31, 2021 and 2020 can be found in the table below.

Statements regarding our expectations as to the full-year 2022 Adjusted EBITDA do not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, including (i) items such as share-based compensation, asset impairments, gains or losses on foreign currency transactions and interest expense, and (ii) items related to acquisitions or other costs that are non-recurring, infrequent, or unusual in nature including transaction and advisory fees, merger integration costs, other employee payments, and severance. The exclusion of these charges and costs in future periods will have a significant impact on our Adjusted EBITDA. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$16,141	$19,267
Accounts receivable, net	6,261	5,507
Goodwill and intangible assets	164,113	215,581
Other assets	23,286	50,088
Total assets	$209,801	$290,443
Liabilities and Shareholders' Equity
Current portion of long-term debt	$17,593	$19,037
Accounts payable	11,474	11,127
Deferred revenue	36,973	38,304
Accrued expenses and other current liabilities	27,042	28,429
Long-term debt, net of current portion	64,531	80,109
Other liabilities	19,495	18,534
Total liabilities	177,108	195,540
Total shareholders' equity	32,693	94,903
Total liabilities and shareholders' equity	$209,801	$290,443

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$51,976	$58,068	$216,905	$233,036
Total operating costs and expenses	63,072	102,782	250,925	266,215
Operating loss	(11,096)	(44,714)	(34,020)	(33,179)
Other expense, net	(3,252)	(59)	(15,737)	(8,440)
Loss before income taxes	(14,348)	(44,773)	(49,757)	(41,619)
Income tax benefit (expense)	4,414	(363)	(18,398)	(4,989)
Net loss	$(9,934)	$(45,136)	$(68,155)	$(46,608)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net loss	$(9,934)	$(45,136)	$(68,155)	$(46,608)
Net interest expense	3,101	3,368	13,453	13,281
Loss (gain) on foreign currency transactions	796	(2,439)	2,918	(3,771)
Income tax (benefit) expense	(4,414)	363	18,398	4,989
Depreciation and amortization	945	2,219	6,593	9,384
Impairment of goodwill, intangible assets, and capitalized software	20,864	51,236	52,950	51,236
Stock-based compensation expense	627	930	2,725	4,780
Acquisition-related costs(1)	—	—	—	1,545
Other costs(2)	2,333	2,549	4,155	4,106
Adjusted EBITDA	$14,318	$13,090	$33,037	$38,942

(1) Acquisition related costs primarily consist of transaction costs, including legal, consulting, advisory fees, and severance and retention costs.
(2) Includes primarily consulting and advisory fees related to special projects, as well as non-cash acquisition related expenses, post-merger integration activities and long-term debt transaction and advisory fees.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(68,155)	$(46,608)
Adjustments to reconcile net loss to cash provided by operating activities:
Non-cash items	86,998	72,467
Change in operating assets and liabilities	(2,180)	(6,909)
Net cash provided by operating activities	16,663	18,950
Capital expenditures	(1,086)	(2,734)
Acquisitions of businesses, net of cash acquired	—	(513)
Net cash used in investing activities	(1,086)	(3,247)

Net cash used in financing activities	(19,920)	(10,677)
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(495)	(1,366)
Net (decrease) increase in cash and cash equivalents and restricted cash	(4,838)	3,660

Cash and cash equivalents and restricted cash at beginning of period	21,117	17,457
Cash and cash equivalents and restricted cash at end of period	$16,279	$21,117